EXECUTION VERSION

                                   AGREEMENT

     THIS AGREEMENT (this "AGREEMENT") is made and entered into as of April 25, 2006, by and among Pirate Capital LLC, a Delaware limited liability company, Jolly Roger Fund LP, a Delaware limited partnership, and Jolly Roger Offshore Fund LTD, a British Virgin Islands company (collectively, "PIRATE CAPITAL"), and The Allied Defense Group, Inc., a Delaware corporation ("ADG" or the "COMPANY").

                                    RECITALS

     WHEREAS, Pirate Capital is, as of the date hereof, the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of 812,400 shares of Common Stock;

     WHEREAS, the Company and Pirate Capital desire to make certain legally binding and enforceable representations, warranties, covenants, agreements and undertakings upon the terms and subject to the conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, undertakings and agreements herein contained, the Company and Pirate Capital, intending to be legally bound, hereby agree as follows:

I. DEFINITIONS. For purposes of this Agreement, the terms below are defined as follows:

     "AFFILIATE" has the meaning given to such term in Rule 12b-2 under the Exchange Act, as in effect on the date of this Agreement.

     "AMEX" means the American Stock Exchange.

     "ANNUAL MEETING" means the 2006 Annual Meeting of holders of Common Stock.

     "ASSOCIATE" has the meaning given to such term in Rule 12b-2 under the Exchange Act, as in effect on the date of this Agreement.

     "BOARD" means the Board of Directors of the Company.

     "CEO" means John J. Marcello, President and Chief Executive Officer of ADG.

     "COMMON STOCK" means common stock, $0.10 par value, of ADG.

     "CONTINUING DIRECTORS" means each of: J. H. Binford Peay, III, J. R. Sculley, John G. Meyer, Jr., Clifford C. Christ, Harry H. Warner, Ronald H. Griffith and Gilbert F. Decker.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "NOMINEES" means, collectively, the Continuing Directors, the CEO and the Pirate Nominee, and any replacement nominees appointed pursuant to Section II.3 hereof.

     "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability entity or other entity.

     "PIRATE GROUP" means Pirate Capital (and each of its employees, principals, general partners and managing members), each Person who "controls" (as such term in used in Rule 12b-2 under the Exchange Act) Pirate Capital, and each other Person that is acting together or in concert with Pirate Capital in such a manner as to constitute a "group" within the meaning of Rule 13d-5(b)(1) under the Exchange Act for the purpose of acquiring, holding, voting or disposing of securities of ADG.

     "PIRATE NOMINEE" means Zachary R. George, or any other nominee of Pirate Capital.

     "SEC" means the Securities and Exchange Commission including, as applicable, the Staff thereof.

II.  AGREEMENTS OF ADG.

     1. ANNUAL MEETING. ADG shall use its reasonable commercial efforts to hold the Annual Meeting not later than June 30, 2006.

     2. BOARD NOMINEES.

          a. As recommended by the nominating committee of the Board (the "NOMINATING COMMITTEE"), the Board shall nominate for election as Company directors at the Annual Meeting nine (9) nominees consisting only of: the Continuing Directors, the CEO and the Pirate Nominee.

          b. The Board shall recommend at the Annual Meeting and in all proxy and soliciting materials with respect thereto that the stockholders of ADG vote for the election of the Nominees, and only the Nominees, as directors of the Company. Neither the Board nor the Company shall take any position or make any statements inconsistent with such recommendations.

          c. The Board shall appoint the appropriate officers of ADG to solicit proxies for the election of the Nominees in connection with the Annual Meeting, which proxy solicitation shall be conducted on behalf of the Company in a reasonable and timely manner and in accordance with applicable laws, rules and regulations.

          d. Validly executed proxies that are timely received by ADG shall be voted in the manner specified in such proxies, and if no specification is made therein then in favor of the election of each of the Nominees.

     3. REPLACEMENT NOMINEES. If, at any time prior to the election of directors at the Annual Meeting, any of the Nominees is unwilling or unable to stand for election as a director at the Annual Meeting and the Company is so notified thereof, the following procedures shall apply:

          a. If a Continuing Director or the CEO is unwilling or unable to stand for election, then after consultation with and after giving good faith consideration to any reasonable input from Pirate Capital, the Nominating Committee shall recommend to


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


          the Board the nomination of a replacement nominee for each such unable or unwilling individual.

          b. If the Pirate Nominee is unwilling or unable to stand for election, then Pirate Capital promptly shall designate to the Nominating Committee for its review and consideration a replacement nominee of Pirate Capital, and the Nominating Committee thereupon shall recommend to the Board that such replacement nominee be nominated for election to the Board at the Annual Meeting.

     4. PROXY MATERIALS.

          a. The preliminary proxy statement, definitive proxy statement on
          Schedule 14A and all other proxy solicitation materials to be delivered to any of the Company's stockholders in respect of the Annual Meeting shall be prepared in accordance with this Agreement and, to the extent required by applicable law, disclose the substance of this Agreement.

          b. ADG shall provide Pirate Capital with true and complete copies of
          (i) any draft proxy statement, (ii) any other proxy solicitation materials and (iii) any other materials that disclose, discuss or refer to this Agreement and the transactions contemplated hereby (such documents described in clauses (i), (ii) and (iii), collectively, the "MEETING DOCUMENTS"), not less than three (3) days in the case of proxy statements, and not less than two (2) days in the case of other proxy solicitation materials or other materials that disclose, discuss or refer to this Agreement and the transactions contemplated hereby, prior to the earlier of filing such Meeting Documents with the SEC or disseminating the same to any stockholders, to permit Pirate Capital a reasonable opportunity to review and comment thereon. ADG may redact from any such Meeting Documents any material non-public information. ADG shall consider in good faith the reasonable comments of Pirate Capital and its counsel.

          c. The Company shall promptly deliver to Pirate Capital a copy of any comments of the SEC regarding any Meeting Documents and of any request from the SEC for amendments or supplements thereto or for any additional information in respect thereof. The Company shall provide Pirate Capital and its counsel with a reasonable opportunity (in no event less than one business day) to review all proposed responses to such comments and requests, including the relevant portions of any documents to be filed in response thereto, in each case in advance of their being provided to or, as applicable, filed with the SEC.

     5. BOARD CHANGES. ADG, through the Nominating Committee, has commenced a process to identify one (1) or two (2) new Board members (such additional directors hereinafter referred to as, the "NEW DIRECTORS"). Subject to ADG's criteria for director-candidates and its published corporate governance policies, practices and procedures therefor, ADG will consider candidates with strong financial literacy skills and expertise and/or substantial acumen and experience in the electronic security industry. The Nominating Committee will consider any qualified candidates suggested by Pirate Capital. ADG will conduct and conclude the New Directors search process described herein and recommend for appointment to the Board the New


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


Directors as soon as reasonably practicable following the Annual Meeting. In connection with the appointment of any New Directors, the Nominating Committee will consider the appropriate size of the Board and prior to the addition of any New Directors will consider, after giving due consideration to the input of the Pirate Nominee, the extent to which a reduction in the number of ADG directorships may be appropriate.

     6. SHAREHOLDERS RIGHTS AGREEMENT. Not later than the 10th day next following the Annual Meeting, the Company shall amend the Rights Agreement dated as of June 6, 2001 between ADG and Mellon Investor Services, LLC (the "RIGHTS AGREEMENT") to (x) change the definition of "Acquiring Person" to increase the "Beneficial Ownership" (as such term is defined in the Rights Agreement) threshold referenced therein from 15% to 20%; and (y) include a three-year independent director evaluation (TIDE) provision therein, which shall provide, in general, that no less often than every three (3) years and prior to the occurrence of any "Distribution Date" (as such term is defined in the Rights Agreement), a committee of independent outside directors (none of whom are current or former employees of the Company) shall determine whether the Rights Agreement or any of the material terms thereof is in the best interests of the Company's stockholders and, if such determination is not so made, then the Company shall promptly terminate or modify the terms of the Rights Agreement, as deemed appropriate. The first such review and determination shall take place no later than January 31, 2008.

     7. STRATEGIC REVIEW COMMITTEE. At the regular meeting of directors held immediately following the Annual Meeting (or, if such regular meeting is not so held, then not later than the 10th day next following the Annual Meeting), the Board shall establish a committee of directors to identify, consider and review potential courses of action and strategic alternatives to increase stockholder value (the "STRATEGIC REVIEW COMMITTEE"), and the Strategic Review Committee shall promptly thereafter engage the services of applicable advisors to assist it in connection therewith. The Strategic Review Committee shall consist of three members: the Chairman of the Board, the CEO and the Pirate Nominee. The Strategic Review Committee shall submit a preliminary report of its findings and recommendations to the full Board at the regularly scheduled November 2006 meeting of the Board or, if the Strategic Review Committee shall so determine, at an earlier regular or special meeting of the Board.

     8. FIDUCIARY DUTIES AND APPLICABLE LAWS. For purposes of clarification and notwithstanding anything (express or implied) to the contrary contained in this Agreement, the parties hereby expressly affirm and it is hereby understood, acknowledged and agreed that all covenants, agreements and undertakings of the parties set forth in this Agreement (including those contained in Sections II.1 through II.7, inclusive, of this Agreement) are subject to (i) the requirements of applicable law (including, as it relates to ADG, the fiduciary duties of the Board and Nominating Committee as determined in good faith by the Board and the Nominating Committee in consultation with and upon the advice of counsel); (ii) the Company's currently existing corporate governance policies, practices codes and procedures as specified in its published organizational and constituent instruments, Board committee charters and SEC filings (including with respect to Board composition and director nominations), and (iii) the corporate governance regulations and criteria of AMEX; provided, however, that the Company hereby represents and warrants that the Board has unanimously determined, in consultation with and upon the advice of counsel, that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company further represents and warrants that, after consultation with and upon the advice of counsel, it is not aware of any reason why the matters set


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


forth in clauses (i)-(iii) of the immediately preceding sentence would prevent full compliance with the covenants, agreements and undertakings set forth in this Agreement. In the event that the Company attempts to rely on this Section
II.8 in order to avoid compliance with any covenant, agreement or undertaking set forth in this Agreement, it shall notify Pirate Capital in writing as to the specific violation of applicable law or regulation that would prevent the Company's compliance with any provision of this Agreement, at which time the provisions of Section III.1.a of this Agreement shall no longer apply and shall be null and void, ab initio, with no further action by any party.

III. AGREEMENTS OF PIRATE CAPITAL.

     1. COVENANTS OF PIRATE CAPITAL.

          a. Pirate Capital agrees with respect to the Annual Meeting, and until the conclusion thereof, that neither Pirate Group nor any of its controlled Affiliates or Associates shall, except as expressly provided in this Agreement, directly or indirectly, in a single transaction or series of related transactions, with respect to the
          Company:

               (i) propose, initiate, support or participate in any "solicitation" (as such term is used in Regulations 14A and 14C under the Exchange Act, but without giving effect to any "exempt solicitation" or permitted communications contemplated thereunder, including as contemplated by Rule 14a-1(1)(2)(iv), Rule 14a-2(b)(2) or Rule 14a-12 under the Exchange Act) of proxies or consents for the nomination, election, appointment, removal, or confirmation in office of ADG's directors, or relating to the size of the Board; actively encourage any person with respect to the voting of any Company securities in opposition to the Nominees; propose, initiate, support or participate in any solicitation of the Company's stockholders regarding any (binding or precatory) stockholder proposals whether pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or actively encourage (or attempt to cause) any other Person to propose, initiate or support any such stockholder proposal;

               (ii) seek, propose, negotiate with or provide any confidential or non-public information to any other Person with respect to, or make any public statement or recommendation with respect to any: merger, consolidation, business combination, tender or exchange offer, sale or purchase of all or a material portion of the Company's assets or securities, dissolution, liquidation, restructuring, recapitalization, or any similar transactions involving the Company;

               (iii) deposit any securities of the Company in any trust or subject any voting securities to any arrangement or agreement with respect to the voting of any such securities, in each case for the purpose of evading Section III.1.d hereof;


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


               (iv) make any demand or request pursuant to Section 220 of the Delaware General Corporation Law or Rules 14a-7 or 14d-5 under the Exchange Act, for any Company stockholder list, or any related material, or for the books and records of the Company;

               (v) initiate, participate in or have any discussions or communications, or enter into any arrangements, commitments, understandings, plans or agreements (whether written or oral) with, or advise, finance, assist, become a participant in or actively encourage, any other Person in connection with any of the foregoing (including by granting any waiver to any legal, financial, advisory, public relations, proxy solicitation or other firm that represented or was engaged by Pirate Capital, its Affiliates, Associates or any of their legal counsel with respect to the Company, which would permit any such firm to represent any Person in connection with matters adverse to the Company), or make any investment in or enter into any agreement, arrangement or understanding with any other Person for the purpose of engaging, or offering or proposing to engage, in any of the foregoing;

               (vi) make or publicly disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the standstill provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require a waiver, amendment, nullification or invalidation of, any provision of this Agreement; or

               (vii) otherwise take, or solicit, cause or actively encourage others to take, any action inconsistent with the proscriptions and restrictions set forth above.

          b. Notwithstanding any provision of this Agreement, Pirate Capital shall not be prevented from complying with the requirements of Sections 13(d) and 16(a) of the Exchange Act and the rules and regulations thereunder, in each case, as from time to time in effect, or any successor provisions or rules with respect thereto, or any other applicable law or rule or regulation of any governmental or regulatory body. Notwithstanding any other provision of this Agreement, the Pirate Nominee, during the term of his service as a director of the Company, shall not be prohibited from acting in his capacity as a director and complying with his fiduciary duties as a director of the Company.

          c. Pirate Capital will promptly after receiving from ADG a draft of the Meeting Documents verify and confirm all information relating to the Pirate Nominee required under applicable law and ADG's organizational instruments to be included therein. All such information provided by Pirate Capital shall be true and correct.

          d. At the Annual Meeting, Pirate Capital will vote all of its Common Stock for election of the Nominees.

IV.  REPRESENTATIONS AND WARRANTIES.

          1. REPRESENTATIONS AND WARRANTIES OF ADG. The execution and delivery by ADG of this Agreement and the performance by ADG of its obligations hereunder (i) have been duly authorized by all requisite corporate action; (ii) do not require the approval of any third Person, including stockholder approval in their capacity as such; and (iii) do not and will not violate any law, rule or regulation, any order of any court or other agency of government, the Certificate of Incorporation of ADG, as amended, or the By-Laws of ADG, as amended, any policy, procedures or codes of ADG, or any provision of any indenture, agreement or other instrument to which ADG or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument. ADG has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement constitutes the valid and binding obligation of ADG enforceable against it in accordance with the terms hereof.

          2. REPRESENTATIONS AND WARRANTIES OF PIRATE CAPITAL. The execution and delivery by Pirate Capital of this letter agreement and the performance by Pirate Capital of its obligations hereunder (i) have been duly authorized by all requisite company or limited partnership action; (ii) do not require approval of any third Person, including by any owners or holders of any equity, membership or similar interest in Pirate Capital in their capacity as such; and (iii) do not and will not violate any law, rule or regulation, any order of any court or other agency of government, the charter or other organizational documents of Pirate Capital, as amended, or any provision of any agreement or other instrument to which Pirate Capital or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or other instrument. Pirate Capital has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement constitutes the valid and binding obligation of Pirate Capital enforceable against it in accordance with the terms hereof.










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


V.   MISCELLANEOUS.

     1. PRESS RELEASES. Concurrently with the execution hereof, ADG will issue the press release in the form attached hereto as EXHIBIT A. Without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, ADG and Pirate Capital shall not, and shall not permit any of their respective Affiliates or agents to, issue any press release or public statement regarding this Agreement, except to the extent that the disclosing party is advised by its legal counsel that such action is required by applicable law.
Schedule 13D filings required to be made by Pirate Capital with the SEC shall not be considered public statements for purposes of this Section V.1.

     2. AMENDMENT OF AGREEMENT. This Agreement may be amended and any provision hereof waived only by written instrument executed on behalf of ADG and Pirate Capital.

     3. FURTHER ASSURANCES. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

     4. GOVERNING LAW. This Agreement will be construed in accordance with and governed by the internal substantive and procedural laws of the State of Delaware, without regard to principles of conflicts of laws.

     5. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but each of which shall constitute one and the same agreement.

     6. ENTIRE AGREEMENT; ETC. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the Company enters into an agreement with any other stockholder of the Company with respect to the Annual Meeting, which agreement contains terms more favorable to such stockholder than those set forth herein (including by way of being less restrictive), then the Company shall immediately provide Pirate Capital with a copy of such agreement, and this Agreement shall automatically be deemed to have been amended to reflect such new or amended terms more favorable to the Pirate Parties unless Pirate Capital shall notify the Company in writing that it does not wish for this Agreement to be so amended in whole or in part. At the request of Pirate Capital, the Company and Pirate Capital shall promptly execute an amended version of this Agreement to reflect such new or amended terms, it being agreed that the execution of such amended version of this Agreement shall not be required for such amendment to be effective.

     7. NOTICES. All notices, requests and demands to or upon a party hereto, to be effective with respect to this Agreement, shall be in writing, and shall be sent by certified or registered mail,


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


return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly given, delivered or received immediately when delivered against receipt, three (3) business days after deposit in the U.S. mail, postage prepaid, one (1) business day after deposit with an overnight courier for overnight delivery or, in the case of facsimile notice electronically confirmed, when sent, addressed as follows:

     If to Company:              The Allied Defense Group, Inc.
                                 8000 Towers Crescent Drive, Suite 260
                                 Vienna, Virginia 22182
                                 Attention: John J. Marcello
                                 Facsimile No.: (703) 847-5334

     With a copy to:             Baxter, Baker, Sidle, Conn & Jones, P.A.
                                 Sun Trust Building
                                 Suite 2100
                                 120 E. Baltimore St
                                 Baltimore, Maryland 21202
                                 Attention: James E. Baker, Jr.
                                 Facsimile No.: (410) 230-3801

     If to Pirate Capital and    Pirate Capital LLC
     the Jolly Roger Funds:      200 Connecticut Avenue, 4th Floor
                                 Norwalk, CT 06854
                                 Attention: Christopher Kelly, Esq.
                                 Facsimile No. (203) 854-5841

     With a copy to:             Schulte Roth & Zabel LLP
                                 919 Third Avenue
                                 New York, NY 10022
                                 Attention: Marc Weingarten, Esq.
                                 Facsimile No.: (212) 593-5955


or to such other address as each party may designate for itself by notice given in accordance with this Section.

     8. INTERPRETATION. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision. Each party hereto acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties. Any breach by or nonperformance of any provision of this Agreement that calls for action to be taken by the Board shall constitute a breach of this Agreement by the Company. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, as used herein:
(i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural


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


number shall also include the plural or singular number, respectively; (iii) the words "hereof", "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;
(iv) the word "including" and words of similar import mean "including, without limitation"; (v) "or" is not exclusive; and (vi) provisions apply to successive events and transactions.

     9. INJUNCTIVE RELIEF. Each of Pirate Capital, on the one hand, and the Company, on the other, acknowledges that a party will suffer irreparable harm if any other party breaches this Agreement. Accordingly, a non-breaching party shall be entitled, in addition to any other rights and remedies that it may have, at law or at equity, to an injunction, without the posting of a bond or other security, enjoining or restraining any other party from any violation of this Agreement. Each party hereby consents to the other parties' right to the issuance of such injunction.

                            [Signature page follows]




























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


     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date hereof by the signatories set forth below.

                                 THE ALLIED DEFENSE GROUP, INC.

                                 By:  /s/ J. H. Binford Peay, III
                                      -------------------------------
                                      J. H. Binford Peay, III,
                                      Chairman of the Board

                                 By:  /s/ John J. Marcello
                                      -------------------------------
                                      John J. Marcello,
                                      President and Chief Executive Officer


                                 PIRATE CAPITAL LLC

                                 By:  /s/ Thomas R. Hudson Jr.
                                      -------------------------------
                                      Thomas R. Hudson Jr.
                                      Managing Member


                                 JOLLY ROGER FUND LP

                                 By:  Pirate Capital LLC, its general partner

                                 By:  /s/ Thomas R. Hudson Jr.
                                      -------------------------------
                                      Thomas R. Hudson Jr.
                                      Managing Member


                                 JOLLY ROGER OFFSHORE FUND LTD

                                 By: Pirate Capital LLC, its investment advisor

                                 By:  /s/ Thomas R. Hudson Jr.
                                      -------------------------------
                                      Thomas R. Hudson Jr.
                                      Managing Member


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